Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Fourth Quarter Results in Line with Guidance
Tuesday, February 19, 2008 4:30 pm ET

Industry Demand Softens: Ultra Clean Gains Orders in Two New Markets
MENLO PARK, Calif., February 19, 2008 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries, today reported its financial results for the fourth quarter ended on December 28, 2007.  Revenues for the fourth quarter of 2007 were $92.8 million, compared to revenues of $95.5 million in the third quarter of 2007, a decrease of 2.9%, and compared to revenues of $107.5 million for the same period a year ago, a 13.7% decrease.  The company recorded net income of $2.3 million, or $0.10 per diluted share, during the fourth quarter of 2007, compared to $3.5 million or $0.16 per diluted share, for the third quarter of 2007 and net income of $4.7 million, or $0.22 per diluted share, for the same period a year ago.  Gross margin for the fourth quarter of 2007 was 12.7%, compared to 14.0% for the third quarter of 2007, and 15.3% for the same period a year ago.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer commented:  “Our results reflect very challenging industry conditions.  Though industry demand was down, increased year-end rescheduling actions by our customers resulted in inefficiencies which drove higher operating costs.    While we hit our guidance range for both revenue and earnings per share, and generated $11.2 million in cash, we look to significantly improve our performance in the short term.”

Cash at the end of the fourth quarter of 2007 was $33.4 million, an increase of $5.4 million from $28.0 million at the end of the third quarter of 2007, and an increase of $10.1 million from $23.3 million at the end of the fourth quarter of 2006.  Third party debt at the end of the fourth quarter was $22.2 million, a decrease of $5.8 million from $28.0 million at the end of the third quarter of 2007 and a decrease of $9.4 million from $31.6 million at the end of the fourth quarter of 2006.

Granger continued, “I am pleased to announce two new product orders from recently added customers.  One is for a sub-system which brings new functionality to a medical device assembly which we currently produce.  The other is our first non-gas delivery process module for a customer who previously had purchased only gas-delivery equipment.  These wins reflect further success toward our stated objective to grow faster than the semiconductor capital equipment industry by capturing a significant share of the expanding outsourced equipment market.”

Commenting on Ultra Clean’s corporate outlook, Granger noted, “While we remain very confident in our strategic direction and our long term ability to grow faster than the industry, we remain cautious about the near term outlook, due to uncertain market conditions.  We expect that revenue for the first quarter of 2008 will range between $90 million and $97 million, and net income per share to range between $0.08 and $0.14 per share, inclusive of an expected $0.01 per share charge for amortization of intangibles and $0.04 per share charge related to SFAS 123(R).

Ultra Clean will conduct a conference call today, Tuesday, February 19, 2008, beginning at 2:00 p.m. PDT at 800/909-4145 (domestic) and 212/231-2900 (international).  A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21373680 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries.  Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities.

Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements.  Forward looking statements included in the press release include estimates made with respect to our fourth quarter revenue and diluted earnings per share.  All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 29, 2006 and quarterly report on Form 10-Q for the quarter ended September 28, 2007 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

	Ultra Clean Holdings, Inc
	Condensed Consolidated Income Statements

	Three months ended		Twelve months ended
	December 28,	December 29,	December 28,	December 29,
	2007	2006	2007	2006

Sales	$92,758	$107,499	$403,807	$337,228

Cost of goods sold	80,944	91,085	346,050	286,542

Gross profit	11,814	16,414	57,757	50,686

Operating expenses:
Research and development	710	914	2,985	3,051
Sales and marketing	1,661	1,333	5,914	4,644
General and administrative	6,612	5,846	25,091	17,657
Total operating expenses	8,983	8,093	33,990	25,352

Income from operations	2,831	8,321	23,767	25,334

Interest and other income (expense), net	(347)	(619)	(1,797)	(1,758)

Income before income tax provision	2,484	7,702	21,970	23,576

Income tax provision	223	3,040	5,887	7,266

Net income	$2,261	$4,662	$16,083	$16,310

Net income per share:
Basic	$0.11	$0.22	$0.75	$0.85
Diluted	$0.10	$0.22	$0.73	$0.83

Shares used in computing net income per share:
Basic	21,510	20,941	21,317	19,220
Diluted	22,225	21,624	22,118	19,649

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets

	December 28,	December 29,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$33,447	$23,321
Accounts receivable	34,846	44,543
Inventory	49,646	47,914
Other current assets	6,552	5,489
Total current assets	124,491	121,267

Equipment and leasehold improvements, net	14,094	9,433
Goodwill	34,248	33,490
Other intangible assets	20,762	22,112
Other non-current assets	4,389	745
Total assets	$197,984	$187,047

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$3,575	$4,206
Accounts payable	36,826	37,583
Other current liabilities	4,478	7,891
Total current liabilities	44,879	49,680

Bank debt and other long-term liabilities	23,511	30,199
Total liabilities	68,390	79,879

Stockholders' equity
Common stock	89,008	82,046
Retained earnings	40,586	25,122
Total stockholders' equity	129,594	107,168
Total liabilities and stockholders' equity	$197,984	$187,047